Exhibit 99.2
The second University of Phoenix Academic Annual Report comes at a time of momentous decisions for the United States. As a result, this year’s report begins with a look at the situation facing America (and specifically higher education) today. We then present the Academic Scorecard for the University of Phoenix. Finally, the report addresses various solutions that the University is pursuing as part of our philosophy of continuous improvement and transparency.

For the first time in history, a generation is coming of age while in danger of being less educated than the previous one. Unless action is taken immediately, a gap of highly skilled professionals will exist that will not be filled until access to higher education is increased for more than just traditional students who go directly from high school to live and study on campus. Traditional students make up only 27 percent of the undergraduate population today. They do not include a large number of underserved students who want to participate in higher education, but who are shut out of traditional institutions.

Several issues compound the severity of higher education’s situation, including the changing demographics of American society, students who arrive at universities unprepared to meet the academic and social challenges before them, and an overarching call for academic accountability to students and the public in general. Completion rates have come under close scrutiny, as has the question of whether a college education actually is a wise investment of time and money for the student or for the public, without whose support, higher education of all types could not continue to exist.

“Now, just as we’ve opened the doors of college to every American, we also have to ensure that more students can walk through them. That’s why I’ve challenged every American to commit to at least one year of higher education or advanced training, because, by the end of the next decade, I want to see America have the highest proportion of college graduates in the world.”
President Barack Obama

The second Academic Annual Report takes an introspective look at student performance at the University of Phoenix. Several internal and external measures are reported, including the National Survey of Student Engagement (NSSE), the Standardized Assessment of Information Literacy Skills (SAILS), and the Educational Testing Service (ETS) Measure of Academic Proficiency and Progression (MAPP) assessment. In all the assessments, University of Phoenix students’ scores are comparable or better than the aggregate scores of their contemporaries in undergraduate education today. In addition, students at the University of Phoenix are able to work while earning their degrees. Many of these students report salary increases that are higher than the national average wage increase during the same time period. The cost to the taxpayer per student is examined and reported as approximately $140 paid back for each student educated at the University of Phoenix.

Finally, based on what we have learned from the data in our first two Academic Annual Reports, we outline three initiatives the University of Phoenix is working to implement. These three, University Orientation, the First-Year Sequence, and Just-In-Time Remediation, respond to the four stated educational goals of the Obama administration and the Department of Education. It is in this spirit that the University is continually rethinking strategies for student access and success.

University of Phoenix (UOPX) was founded on an agenda of social responsibility to provide educational access to underserved populations. This agenda has served the University and its students well, and the doctrines underpinning that agenda have become an integral part of the culture of the University of Phoenix.

Associate Programs
•	Accounting

•	Business

•	Communications

•	Criminal Justice

•	Elementary Education

•	Financial Services

•	General Studies

•	Health Care Administration

•	Health Care Medical Records

•	Health Care Pharmacy Practice

•	Human Services Management
•	Information Technology

•	IT Networking

•	IT Web Design

•	IT Support

•	IT Database Development

•	Paraprofessional Education

•	Psychology

•	Sport Management

•	Travel, Hospitality, and Tourism

•	Visual Communication

Over the last three decades, the University of Phoenix has worked to build an institution with the agility to directly address the shifting economic and academic challenges that working adults face. The University’s growth over the last thirty years has been fueled by constant innovation and ongoing efforts to improve the learning experience through advanced technology.

Baccalaureate Programs

BSB
•	Accounting

•	Administration

•	Communications

•	e-Business

•	Finance

•	Global Business Management

•	Green and Sustainable Enterprise Management

•	Hospitality Management
•	Human Resource Management

•	Information Systems

•	Integrated Supply Chain and Operations Management

•	Management

•	Marketing

•	Organizational Innovation

•	Public Administration

•	Retail Management

•	Small Business Entrepreneurship

Baccalaureate Programs, cont.
BS
•	Accounting

•	Biology

•	Communication

•	Environmental Science

•	History

•	Psychology
BSM
•	Management
BA
•	English
BSEd
•	Elementary
BSIT
•	Business Systems Analysis

•	Computer Support

•	Database Administration

•	Information System Security
•	Multimedia and Visual Communication
•	Networking

•	Software Engineering

•	Web Development
BSCJA
•	Criminal Justice Administration
BSOSM
•	Organizational Security and Management
BSHA
•	Health Administration

•	Information Systems

•	Long-Term Care
BSHS
•	Human Services

•	Management
BSN
•	LPN/LVN to BS in Nursing

•	RN to BS in Nursing

•	International

As a result of institutional growth and academic maturity, the University of Phoenix now offers more than 100 degree programs in associate through doctorate levels.

Graduate Programs

MBA
•	Accounting

•	Energy Management

•	Global Management

•	Health Care Management
•	Human Resources Management

•	Marketing

•	Project Management

•	Public Administration

Graduate Programs, cont.

MBA, cont.
•	Small Business Management

•	Technology Management

•	MBA (Spanish)

•	Global Management (Spanish)
MM
•	Human Resources Management

•	Public Administration

•	International
MSA
•	Accountancy
MPA
•	Public Administration
MHA
•	Gerontology

•	Health Care Education

•	Health Care Informatics
MIS
•	Information Systems
MSAJS
•	Administration of Justice and Security
MSP
•	Psychology
MAED
•	Administration and Supervision

•	Curriculum and Instruction

•	Curriculum and Instruction/
•	ESL

•	Computer Education

•	Mathematics

•	Language Arts
•	Early Childhood

•	Teacher Education/Elementary

•	Teacher Education/Middle Level

•	Teacher Education/Secondary

•	Teacher Leadership

•	Special Education

•	Adult Education and Training
MSN
•	Health Administration

•	Nurse Practitioner

•	MBA/Health Care
MSC
•	Community Counseling

•	Marriage and Family Counseling

•	Marriage and Family Therapy

•	Marriage, Family and Child Therapy
•	Mental Health Counseling

•	School Counseling

Today the University is a comprehensive learning institution enrolling approximately 443,000 students, with a faculty of more than 27,000, and more than 500,000 alumni.

Doctoral Degree Programs

DBA
•	Business Administration

DM
•	Organizational Leadership

•	Organizational Leadership/

• Information Sys. and Tech.
DHA
•	Health Administration
EdD
•	Educational Leadership

•	Educational Leadership/

• Curriculum and Instruction

• Educational Technology
EDS
•	Educational Specialist
Ph.D.
•	Industrial/Organizational Psychology
•	Higher Education Administration

•	Nursing

ACCREDITATION
The University of Phoenix operates campuses and learning centers in 39 states, the District of Columbia, Puerto Rico, two Canadian provinces, Mexico, and the Netherlands. The University must conform to all state, provincial, and national laws regarding licensed businesses and the regulations of various departments of education as well as higher education commissions in each distinct locality.

The University of Phoenix holds regional accreditation by the Higher Learning Commission of the North Central Association of Colleges and Schools and has held this accreditation since 1978. In addition to regional accreditation, the University has applied for and been granted programmatic accreditation for several individual academic programs:

Nursing	CCNE
(Commission on Collegiate Nursing Education)

Counseling	CACREP
(Council for Accreditation of Counseling and Related Educational Programs)

Business	ACBSP
(Association of Collegiate Business Schools and Programs)

Education	TEAC
(Teacher Education Accreditation Council)

Founded as a degree-completion university, the University of Phoenix has traditionally served students pursuing bachelor’s and master’s degrees in professional academic disciplines. Eventually the University developed a General Education program and became a full, four-year undergraduate institution, in addition to its robust array of master’s programs. In 1998 the University offered its first doctoral degree, the Doctor of Management in Organizational Leadership, and more recently it has initiated its first Ph.D. programs. In this way, the University of Phoenix has provided access to students at all levels and has served as a complement to traditional higher education.

The Mission of the University of Phoenix is to provide access to higher education opportunities that enable students to develop the knowledge and skills necessary to achieve their professional goals, improve the productivity of their organizations, and provide leadership and service to their communities.
However, the economic and demographic landscape of the United States has seen considerable shifts in the more than 30 years of the University’s existence. As a result, the focus of higher education must shift accordingly to meet a new set of challenges. America’s workforce stands at a crossroads: For the first time in history, the next generation is in danger of being less educated than the generation before. The impending retirement of the baby boomer generation will create a gap in the supply of highly skilled professionals —a gap that we will not be able to fill unless we increase access to higher education.1
The immensity of the problem will require both public and

private-sector higher education to provide access to a large contingent of talented, hardworking people who want to better themselves but who find that they are shut out of higher education because of their real-life responsibilities. According to the National Center for Education Statistics, only 27 percent of undergraduates today are considered to be traditional students, those defined as going directly from high school into college, living on campus, and financially dependent on their parents.[2]

In a February 2009 speech to the joint session of Congress, President Obama announced his promise that “by 2020, America will once again have the highest proportion of college graduates in the world.”[3] The Obama administration has called for education reform to address the nation’s educated workforce shortage and the economic crisis. At the higher education level, President Obama’s education platform revolves around the following:
•	College Completion —Helping college students persist and graduate

•	College Access —Making sure everyone who wants one can obtain a college degree

•	College Affordability —Keeping college affordable and making sure that students are not saddled with excessive debt

•	Skilled Workforce —Having stronger links between education and jobs
The ambitious goals of the Obama administration and indeed of the higher education community in general, cannot be reached without an understanding of who the next generation of students is and what systems will be necessary to serve them. We must bear in mind that traditional admissions requirements are a de facto barrier to access for an increasing number of students in America.

The University of Phoenix has spent the last three decades educating and studying this group —some 73 percent of non-traditional students who now make up the majority of the college enrollment. These non-traditional students should be defined as Next Generation Learners because that is the new majority that higher education will need to serve. This includes the following groups:

•	Working students

•	Parents —some single, some married

•	First-generation collegians lacking the heuristic skills to navigate the red tape frequently surrounding higher education

•	Students who can only attend part time

The I Am A Phoenix website provides many first-hand accounts from Next Generation Learners who have overcome the odds to earn their degrees at the University of Phoenix.
http://www.IAmAPhoenix.com

•	Stop-outs —those students, often women, whose education was interrupted for any number of reasons

•	Students who earned GEDs

•	Veterans who chose to go into the military after high school

•	Economically disenfranchised students underserved due to socioeconomic conditions beyond their control

•	Students who are financially independent
Adding to the complexities of educating the Next Generation Learners is the fact that, according to the Department of Education, the very traits that characterize them as non-traditional also qualify them as at-risk for college success.[4] Understanding what motivates them, what they want, and what they need to succeed is absolutely critical to providing effective pathways to academic success.

It is imperative to the nation’s prosperity for all of higher education to rise to the challenge of providing additional paths of access into higher education for more, not fewer, people. This includes providing access to the types of classes at times and places that work for them. Workers who suddenly find themselves jobless in February cannot wait until the fall semester in September to enroll in traditional college classes so they can begin down the road to recareering and full employment. Workers who find themselves underemployed cannot afford to quit the jobs they have taken to keep their heads above water to attend school at times that conflict with their work schedules.

ISSUES

In order to serve these Next Generation Learners, institutions must have two essential characteristics: the first is an understanding of who the students are and what they need, and the second is the ability and agility to change structure and processes to meet those changing needs.

The importance of studying the risk factors involved in why some students fail is obviously critical to understanding the problem; however, as noted in earlier research reported in the

Journal of College Student Development,5 equal attention should be given to those students in at-risk groups who succeed. Lessons can be learned from them and the institution’s services and processes can be refined and restructured accordingly. In a 1997 study of at-risk, minority students, the authors identified two kinds of knowledge vital to student outcomes. “The first was the theoretical knowledge taught in formal programs; the second was local, heuristic knowledge learned experientially and culturally.”6 The authors noted (as have others) that those at-risk students who did succeed were those who became experts at going to school at their chosen institution. Thus, the researchers concluded that “institutions should do more to identify, honor, and provide for the acquisition of local, heuristic knowledge.” In addition, the study notes that, “students must acquire a certain amount of heuristic, or practical, knowledge that is necessary to function competently on campus.”
Studies have shown that at-risk students, in particular, have a need for courses early in their college experience that are clearly relevant to their current lives, the workplace, and their future goals. The at-risk or inexperienced students need methods of connecting coursework to things that are familiar and important in their lives. If students can fuse new information to their existing knowledge, they experience a sense of accomplishment and the short-term successes that are important to retention.
The Challenge of Diversity
According to a report completed by the Joint Center for Housing Studies at Harvard University, one in five heads of households is either foreign-born or a first generation American. “At the same time, the numbers of ‘nontraditional’ households —unmarried couples, female householders, and singles of all types —are growing rapidly, especially among the native-born white population.”7 Historically, most of these households have
“Diversity enhances America’s economic competitiveness. Sustaining the nation’s prosperity in the 21st century will require us to make effective use of the talents and abilities of all our citizens, in work settings that bring together individuals from diverse backgrounds and cultures.”
American Council on Education
lower incomes and generally lower rates of college attendance.
As a result, the American public tends to dismiss decreased attainment in higher education in this country to the melting-pot nature of the pool of college enrollees. However, according to the Alliance of Excellent Education, this misconception is based on the idea that other countries achieve better college attainment rates per capita than the United States because they have small, homogeneous college enrollments.8 While that student population is usually easier to educate because their needs, academic achievement levels, and expectations are similar, these countries do not necessarily serve only a small, homogeneous group. According to the Alliance, “data show that many countries’ schools successfully assimilate immigrant or high-poverty populations that are proportionately larger than those in the United States. American schools, on the other hand, do little to mitigate the barriers that these groups face.”9 According to the Fact Sheet issued by the Alliance for Excellent Education, How Does the United States Stack Up? International Comparisons of Academic Achievement, “Finland and the Netherlands are the undisputed success stories of the survey in terms of accessibility and affordability. Both have large student bodies, high attainment rates, extensive grant programs, and student bodies that are reasonably reflective of broader society.”

This last point is salient if used as a lens for examining America’s higher education system. Traditional colleges and universities, even public state institutions, use a set of admissions requirements that define the student body of those institutions. In fact, by and large these admissions requirements define the 27 percent of potential undergraduate students that are served by these institutions. For that reason, traditional students can be served well by these institutions. That is, if admissions requirements are a de facto profile of incoming students, then academic and support systems can be aligned to their needs. However, as noted, increasingly, the majority of incoming students in America do not meet traditional admissions profiles. Nonetheless, most of higher education continues to function as if they do. And in doing so we fail the growing number of non-traditional students.
The trend in higher education in the United States and in the rest of the world will be a continued increase in student diversity both in ethnicity and age, which will increase the number of non-traditional student enrollments. According to a report by The Chronicle of Higher Education published in June 2009, “at some point, probably just after 2020, minority students will outnumber whites on college campuses for the first time.” In addition, the average age of students will continue to rise as more and more people realize the need for additional credentials due to changing technology and a requirement for lifelong learning. The report concludes that, at this time, “The colleges that are doing the best right now at capturing that demographic are community colleges and for-profit institutions.”11
Reconsidering Remediation
While most of the country and the Obama administration recognize the need for expanded opportunities in higher education, a dilemma exists that cannot be ignored if we are to meet the goal of returning the United States as the global academic and economic leader.
It has been reported that more than 90 percent of all high school seniors expect to continue their education beyond high school. The stumbling block to their success is not simply whether there will be institutions that can meet the demand, but rather whether the typical American high school graduate is ready for the rigors of continuing his or her education.

The facts are that only about one-third of all high school seniors (including those who expect to continue their education) are prepared to do so. Despite efforts by local school districts, state legislators, and the federal government in the form of the standardized achievement tests and the No Child Left Behind Act, high schools across the country continue to graduate students who lack basic academic proficiency in many areas.

The 2007 America Competes Act set a goal to reduce,

“It’s one thing to blame the K-12 system when a 19-year-old freshman can scarcely write and do math, but quite another when the student in the ‘remedial’ course is 38 years old...”

Fordham Institute

and even eliminate, the need for remediation. The current cost of remedial education is staggering. Conservative estimates are that public colleges alone spend one to two billion annually on remedial education programs.12 Estimates are that at least half of all students entering college today are required to take some remedial courses prior to starting their college courses. The costs for this are not only incurred by the taxpayers, but also by students who must pay for these non-credit bearing remedial courses. In addition to the immediate financial considerations, the opportunity cost for the students are high as well; enrolling in remedial courses extends the time-to-degree completion and thereby limits the students’ earning power during the lost time.
To address this issue appropriately, it is important to examine the true purpose of remediation. Is the goal of remedial education short-term immersion to identify students who have not mastered all the linguistic or mathematics skills and bring them up to speed in one or two inclusive, sink-or-swim courses? If so, then it should be eliminated because it is not working.
All students needing academic assistance are not fresh out of high school. Many students are older students who have stopped out, are recareering, have served in the armed forces, or are perhaps not native-English speakers. They may have mastered the necessary skills at one time, but now need to revisit and refresh the topics. Raising high school standards will not necessarily assist these students, and certainly eliminating remedial education will not serve them well. Once again, that puts the focus on the 27 percent of traditional students, while the needs of the majority —the Next Generation Learners —who do not go directly from high school to college, are not addressed.
The Call for Accountability and Transparency
As the importance of higher education to the well being of the country becomes evident, there is keen interest in what institutions of higher education are doing. Are students getting what they are paying for? Are institutions actually teaching the students? Are institutions using taxpayer and benefactor monies wisely to the benefit of the students and the country? How are they doing this and can they prove they are accomplishing these things? Two years ago in the Spellings Report, A Test of Leadership: Charting the Future of U.S. Higher Education, the authors challenged higher education “to produce a robust culture of accountability and transparency throughout higher education.”13
To date, there have been a variety of responses to that challenge. Institutions implemented websites and created joint information portals;14 the Minnesota state colleges and universities system instituted a statewide electronic portfolio infrastructure;15 and the University of Phoenix began issuing the Academic Annual Report. These efforts are a good start, but all of education (higher education as well as the K-12 system) has a great deal of work to do to dispel the public’s perception that what goes on inside the classroom stays in the classroom. More and more people believe they should have a stake in defining the metrics of excellence for education.
To change to a more accountable system, one that is transparent, all institutions will need to begin to report more information concerning outputs rather than inputs. That means a report on how many students are actually using the university’s library is more important than how many tomes have accumulated in the stacks over the years. It means that how students do when they leave the institution is as important as the grades earned while enrolled. And a report showing what students learned and whether they understand how to function in the workplace using technology, working with teams, and demonstrating critical thinking to solve problems is more beneficial than a report showing how many students graduated from the institution within a specified number of years.

Completion Rates
With this greater emphasis on accountability and transparency in higher education from the public sector, the government, and individual students and parents as well, a great deal of discussion surrounds institutional graduation rates. Some would like to use graduation rates as the main yardstick for determining whether a college is actually educating students, and if attending that institution is worth the time and money the students (or their parents) must spend to earn a degree.
To assist the government and the public, the Department of Education instituted the Integrated Postsecondary Education Data System or IPEDS. According to the National Center for Education Statistics website, 16 IPEDS is described as “...the primary source for data on colleges, universities, and technical and vocational post-secondary institutions in the United States.”
IPEDS gathers information from every institution participating in the federal student financial aid programs. However, many IPEDS definitions, particularly those that define students counted in the completion rates, are based on traditional students: those who have gone directly from high school to a four-year college; those who enroll full-time; those who have not earned credit from any other institution; and those who graduate within six years or 150 percent of the normal completion time.

“The more you learn, the more you earn —and the less likely you are to be unemployed. Earnings increase and unemployment decreases with additional years of education. But completing a program is worth more than attending college without earning a degree.”

Bureau of Labor Statistics

As noted earlier in this report, the number of students who qualify in that category decreases each year. There are many reasons for this decrease, not the least of which today is that many students have fallen into the status of economic drop outs —those students who, due to the failing economy, cannot continue their educations uninterrupted. When these students do return to college, many will not return full-time, others will have earned transfer credits at community colleges while working full-time, and many will transfer to institutions closer to their homes or to those where tuition is lower, etc. When students do this —stop out or transfer to other institutions —they are lost to the IPEDS count for graduation rates for all institutions.
To put this into perspective, many of the non-traditional students who make up the Next Generation Learners are missing from the IPEDS graduation rate summaries. According to the American Federation of Teachers, “Another shortcoming of using snapshot institutional data is that it obscures two separate policy issues: extended time-to-degree and dropping out. Students still enrolled after 150 percent of expected graduation time represent a growing trend in higher education.”17
According to the American Association of State Colleges and Universities, “critics have denounced graduation rates as inadequate and misleading.” Further, “disclosure of such rates —and public policy based on them —unfairly condemns institutions whose access missions lead them to accept at-risk students.”18 Certainly no one is advocating that graduation rates be ignored, but the rates should be put into context to be meaningful tools for analysis. At-risk students do have a greater chance of failing to complete degree programs, hence the term at-risk. However, many of these students can and do complete degree programs when given the appropriate support and tools to do so. They may take longer than 150 percent of the IPEDS-defined normal completion time, but many do complete degree programs and continue on to graduate level programs as well.
Return on Investment (ROI)
The Student
Besides graduation rates, determining if an institution is adding value to the student’s education is an essential part of determining whether a college education is beneficial and if there is a return on the
“Education,” Aristotle said,
“is the best provision for old
age. For individual citizens,
education provides a basis for
economic security that can
last into retirement. For society
as a whole, education builds
the foundation for ensuring
economic prosperity now and
in the future.”
The Economic Return on Investment
in South Carolina’s Higher Education
investments of both money and time. College attendance has been shown to have beneficial effects on students even if they do not complete their degree programs. According to the Carnegie Foundation, “college attendance has been shown to decrease prejudice, enhance knowledge of world affairs and enhance social status...”19 Certainly completion of a college degree should be the goal, but the value added to the student and society of the time spent in college should not be ignored.
To illustrate this point, the Bureau of Labor Statistics notes that “the more you learn, the more you earn.” In addition, those people who have attended college are less likely to be laid off than those who have not attended college at all. People who attend some college might expect earnings of approximately $1.5 million as compared to those people who do not continue their education beyond high school who generally earn about $1.2 million in their lifetime.20 Of course, completing a degree program will increase the likelihood of increased lifetime earnings with each upper level degree earned.
Table 1: Expected Lifetime Earnings21

Degree	Expected Lifetime Earnings
High school	$1.2 million
Associate	$1.6 million
Baccalaureate	$2.1 million

Source: U.S. Census Bureau

Society
In addition to the increased quality of life of the educated individual, it has been established that as a group, college educated citizens vote more, volunteer in the community at a higher rate, smoke less, and are less likely to be involved in crime. To illustrate these societal benefits, consider the conclusions of a study done by researchers at the University of California at Berkeley:22
•	For every dollar California invests to get more students in and through college, it will receive a net return of three dollars. This is due to increased tax contributions and reductions in expenditures for social services and incarceration.

•	The state’s investment in higher education will pay off surprisingly quickly: By age 35 California college graduates will have repaid California taxpayers’ initial investment in full. For the next 30 years these individuals spend working until they retire at age 65, they effectively produce a bonus to the state in terms of increased tax contributions.

Affordability in higher education means many things. A college education is an investment in an individual as well as an investment in the community and society in general.

•	If enrollment stalls at current capacity, the state will actually lose —not save— money. Due to reduced tax revenues and increased costs for social welfare and incarcerations, the state faces a net loss of two dollars in the long run for every dollar it failed to spend in the short run.
The information above was summarized by the Campaign for College Opportunity, a California non-profit organization cofounded in 2003 with a mission to ensure California produces one million additional college graduates by 2025 to meet the workforce demands of the future.23
The report from which these statements were drawn was created prior to the current economic crisis gripping California and, while California’s situation may be extreme, it is not the only state undergoing serious budgetary issues and facing tough decisions about the amount of taxpayer dollars that can be allocated to higher education. And yet, as the information in the UC Berkeley report emphasizes, investment in higher education pays off for both the student and the communities in which they live.

In 2008, the University of Phoenix published its first Academic Annual Report. That report presented a transparent look at a variety of ways in which the University measures itself in relation to its Mission and social agenda of access and inclusion. The purpose of this year’s report is similar and, as such, it contains the results for many of the same measurements. While it is clear that two years cannot adequately point to significant trends, we make note of several comparative indicators.
In general, there is great similarity in results as compared to last year. For instance, it can be noted that student and faculty diversity in ethnicity and gender remain about the same as last year. In the area of student satisfaction, students reported slightly higher rates this year over last. In addition, this year’s report now contains results of the National Survey of Student Engagement (NSSE) showing University of Phoenix students’ responses, as well as those of an aggregate of national institutions. This measurement was not in place last year and, as such, is a first-time baseline for future comparison.
In the area of information literacy, the results shown in Tables 6 and 7 indicate that scores for seniors continue to increase over those reported for freshmen at approximately the same rate. Academic progress and progression, always of special interest, shows a slight decrease this year; however, the overall comparison between the University of Phoenix students and their contemporaries is comparable because the variance in scores measured is far less than the margin of error as indicated by the standard deviation reported this year.
The Completion Rates for the University show a slight decline in the number of students graduating in 150 percent of the traditional time to degree completion. The University has identified several possible contributing factors that it will continue to assess going forward. This is discussed more fully below in the section titled Directions for the Future.
Last year’s Academic Annual Report included the Net Cost to Taxpayers defined by institution type. This year’s figure for the amount that the University of Phoenix pays back for each student educated is less than it was last year; however, the University of Phoenix continues to pay back, rather than diminish, public coffers. In addition, the University will continue to monitor this situation and will attempt to identify salient elements going forward.
DEMOGRAPHICS*
The Students
The students who attend the University of Phoenix are representative of the general population of the United States of America. They come predominantly from the 73 percent of non-traditional students who make up the majority of students enrolled in higher education today. They are the Next Generation Learners and they include:
•	Moms and dads

•	Soldiers, nurses, and teachers

•	Executives and IT professionals

•	Everyday people who understand the growing need for lifelong learning
They are people who embody the American spirit, and America needs them to succeed.
*All UOPX demographic numbers shown are compiled from those students who responded to the survey.

Almost half the University’s enrollment consists of students from underrepresented racial or ethnic communities —well beyond the institutional average nationwide as shown on the following charts.24
Diverse Issues in Higher Education has recognized the University of Phoenix for having graduated more underrepresented students with master’s degrees in business, health care, and education than any other university in the nation.25 Diversity brings vibrancy to the classroom, creating an environment where multiple perspectives are shared to the benefit of all.
Charts showing the demographic breakdown of the University of Phoenix students by degree program as compared to the demographics of the national student population are shown below.

As the charts show, undergraduate enrollment at the University of Phoenix is more ethnically diverse than the latest national enrollment figures provided by the National Center for Education Statistics. Female students comprise 67 percent of the undergraduate University of Phoenix enrollment, as compared to 57 percent of the national undergraduate students.
Graduate student enrollment at the University of Phoenix is ethnically diverse with more than 50 percent minority enrollment as opposed to 36 percent minority enrollment nationally.

The Faculty
The University of Phoenix currently has approximately 1,500 Core Faculty and more than 25,500 Associate Faculty members.
The Associate Faculty are those faculty members contracted to teach individual classes or activities. The Core Faculty is composed of two subcategories: Administrative Faculty and Lead Faculty. Administrative Faculty are faculty members whose duties include a combination of instruction, curriculum oversight and development, and/or academic and faculty administration. Lead Faculty are those faculty members who have been contracted for at least a year to serve as Area Chairs and others whose roles serve instructional purposes.
Quality assurance in faculty recruitment and performance at all locations is an integral part of the University of Phoenix
Faculty teaching in Next Generation Education must be adept and flexible to meet the challenge that technology is making in the classroom and the students themselves.
effort to ensure that it graduates highly qualified individuals from its programs. Accordingly, all prospective faculty members are required to go through the same sophisticated screening and certification process regardless of where they wish to teach.
The following charts show the ethnicity and gender breakdown for University of Phoenix faculty, as well as national faculty demographics. Faculty ethnicity for the University is more diverse than the figures provided by NCES for American faculty in general.26 The University of Phoenix faculty is made up in almost equal portions of men (51 percent) and women (49 percent). Women make up a larger portion of University of Phoenix faculty in comparison to the national breakdown, comparing to the National Center for Education Statistics, which shows females made up only 42 percent of faculty nationwide in 2007.

COMPARATIVE OUTCOME RESULTS
Student Satisfaction

“It might be argued that
dissatisfied students may
cut back on the number of
courses or drop out of college
completely. Hence, the
satisfaction→ intention→
retention link for students
in higher education should
be studied and carefully
managed.”
Business Student Satisfaction,
Intentions and Retention in Higher
Education: An Empirical Investigation
Student retention has always been a conundrum for colleges and universities. Exactly what it takes to keep students in college and to assist them in successfully completing a degree program is somewhat elusive. For many years, retention studies focused on academic ability as the predictor of retention. However, many researchers found that academic performance explained only about half of the variance.27 Student satisfaction plays a large part in whether students continue in their studies, whether they return or go on for a graduate degree, and whether or not the students would recommend their institution to others.
The University regularly conducts student

satisfaction surveys and uses these results to implement change within the organization. The following tables show student satisfaction at the University of Phoenix as compiled from internal surveys including the following:
Student End-of-Course Surveys
Table 2: UOPX Student Satisfaction

End-of-Course Survey	Satisfaction
09/2008 – 08/2009
Strategic Measures	92%
Faculty Effectiveness	93%
Curriculum Effectiveness	95%
Academic Services	96%
Financial Aid Services	91%

Source: UOPX Institutional Research 2009

As these surveys indicate, University of Phoenix students attending courses rate each category high at 90 percent or better.
End-of-Program Surveys
End-of-program surveys are based on a Likert scale of 1-5 (where 1 = Strongly Disagree and 5 = Strongly Agree).
Table 3: UOPX Student End-of-Program Graduate Surveys

End-of-Program Survey	Average Rating
09/2007 – 08/2008
Enrollment counseling	4.25
Academic advising	4.07
Financial aid services	3.95
Quality of instruction	4.32
Availability of faculty	4.23
Learning teams	3.85
Library/learning resources	4.39

Source: UOPX Institutional Research 2009
Alumni Surveys
Overall, the University of Phoenix Alumni Survey, also done on a Likert scale (where 1 =Strongly Disagree and 5 = Strongly Agree), rated the University at 4 or above in four of the five categories.
Table 4: UOPX Alumni Survey

Alumni Survey	Average Rating
2007
n=3,199*
Would recommend UOPX	4.11
Education met expectations	4.07
UOPX offers high quality education	4.12
UOPX education is useful in career	4.14
UOPX degree comparable to similar degrees from other institutions	3.82

Source: UOPX Institutional Research 2009
*Exact sample size varies by item.
National Survey of Student Engagement
The University of Phoenix also uses an external measure of student satisfaction, the National Survey of Student Engagement (NSSE).28 This year’s survey reports on the 2007-08 academic year. As noted in the following tables, University of Phoenix seniors’ responses that relate to the stated University of Phoenix Learning Goals are compared to accumulated average responses by students attending other institutions of higher education offering at least baccalaureate through graduate degree programs.29 In each of the ten categories, University of Phoenix students rate UOPX higher than the national average response rating.
Table 5: National Survey of Student Engagement

NSSE questions that relate to UOPX Learning Goals	UOPX 09/2007 -	Master’s Universities
Percentage of seniors who felt their college/university	08/2008	& Colleges
contributed "quite a bit" or "very much" to their knowledge,	n=1,187	n=53,694
skills, and personal development in the following areas:
Acquiring a broad general education	84%	84%
Acquiring job or work-related knowledge and skills	84%	76%
Developing a personal code of values and ethics	69%	59%
Thinking critically and analytically	92%	87%
Analyzing quantitative problems	84%	75%
Solving complex real-world problems	75%	61%
Writing clearly and effectively	91%	78%
Speaking clearly and effectively	78%	74%
Using computing and information technology	88%	80%
Working effectively with others	90%	81%

Source: NSSE http://nsse.iub.edu/
Information Literacy

“The greatest challenge facing
us today is how to organize
information into structured
knowledge. We must rise
above the obsession with the
quantity of information and
the speed of transmission,
and focus on the fact that the
key issue for us is our ability
to organize the information
once it has been amassed, to
assimilate it, to find meaning in
it and assure its survival.”
Dr. Vartan Gregorian, President,
Carnegie Corporation in the
keynote address presented at the
White House Conference on School
Libraries —June 2002
The information explosion that erupted in the late 20th century is still being felt today and will continue to influence all our lives. The magnitude of exactly what happened is difficult to comprehend at times. To put it into context, the Library of Congress was established in 1800 and by the 20th century it had become the largest library in the world, with nearly 142 million items on approximately 650 miles of bookshelves.30 In the first 18 months of the dot-com revolution, the amount of text on the Web already exceeded that of the Library of Congress.31
A challenge for higher education is to ensure that students are able to use digital technologies, communication tools, and networks to solve problems. Using these tools to solve problems involves the ability to locate information, to determine the type of data and research required, to evaluate the quality of the source and the information, and to understand and follow the ethical and legal issues surrounding use of Internet resources.

The skills required to become successful in the digital workplace are woven throughout the five Learning Goals required for all University of Phoenix courses and programs: professional competence and values; critical thinking and problem solving, communication, information utilization, and collaboration.
In addition, the University has taken steps to ensure that the way students learn emulates the way professionals work today. The University Library houses more than 20 million articles, more than 65,000 publications, and 114 databases available to users seven days a week from anywhere there is an Internet connection. The University began building an eBook library that now contains approximately 1,800 books and reference sources being used in 91 percent of all courses. All students and faculty have access to the entire eBook Collection throughout their degree programs.
Another example is Virtual Organizations which are realistic web-based businesses, schools, health care and government organizations that promote authentic assessment by immersing students into problem-based learning environments. Virtual Organizations provide a solution to the difficulties students have in gaining access to proprietary information. They also provide a relevant context for students to practice solving workplace problems. Virtual Organizations are distinct from simulations and case studies because they present students with a microcosm of the real world. Students must first determine what data is needed to solve a problem, locate the appropriate information through data mining a specific Virtual Organization, and apply that information to solve the problem. Virtual Organizations provide students a full range of data that includes financial statements, personnel records, and other information essential to practice applying theoretical knowledge to solving problems. More than 50,000 unique users access Virtual Organizations each month.
Standardized Assessment of Information Literacy Skills (SAILS)
In an effort to benchmark student achievement in information literacy as compared to students from other similar institutions and to make internal University of Phoenix comparisons, the University makes use of the Standardized Assessment of Information Literacy Skills (SAILS) originally developed by Kent State University and endorsed by the Association of College and Research Libraries (ACRL).32
The SAILS assessment is based on the following ACRL standards of Information Literacy Competency Standards for Higher Education:
Standard I: The information literate student determines the nature and extent of the information needed.
Standard II: The information literate student accesses needed information effectively and efficiently.
Standard III: The information literate student evaluates information and its sources critically and incorporates selected information into his or her knowledge base and value system.
Standard V:* The information literate student understands many of the economic, legal, and social issues surrounding the use of information and accesses and uses information ethically and legally.
*ACRL Standard IV is not used in the SAILS assessment.

As the SAILS Freshmen table below shows, University of Phoenix freshmen score as well or better in all but two areas measured through the SAILS assessment as incoming students at other institutions offering at least baccalaureate through graduate level programs.33
Table 6: SAILS Freshmen

Skill Set	Mean Score	Mean Score
	UOPX	Master's Universities & Colleges
	09/2008 - 08/2009	n=6,923
	n=413
Developing Research Strategy	559	546
Selecting Finding Tools	532	529
Searching	526	521
Using Finding Tools Features	547	544
Retrieving Sources	531	533
Evaluating Sources	585	562
Documenting Sources	540	544
Understanding Economic, Legal, & Social Issues	525	521

Source: SAILS https://www.projectsails.org
The next table, SAILS Seniors, shows that University of Phoenix seniors compare favorably or the same in benchmark comparisons to students at other similar institutions in all but two areas.
Table 7: SAILS Seniors

Skill Set	UOPX	Master's Universities & Colleges
	09/2008 - 08/2009	n=2,184
	n=258
Developing Research Strategy	595	587
Selecting Finding Tools	573	573
Searching	569	566
Using Finding Tools Features	579	585
Retrieving Sources	577	596
Evaluating Sources	613	602
Documenting Sources	610	599
Understanding Economic, Legal, & Social issues	567	562

Source: SAILS https://www.projectsails.org

Further and perhaps more important is that University of Phoenix seniors score better than UOPX freshmen in each of the literacy competencies measured in this survey.
The percentage of improvement for University of Phoenix freshmen and seniors is comparable to that of the improvement for like groups in the national survey.

Academic Proficiency and Progress
“Because student learning is a fundamental component of the mission of most institutions of higher education, the assessment of student learning is an essential component of the assessment of institutional effectiveness.”

In the last twenty years, the accreditation community has placed significantly greater emphasis on the importance of assessing student learning.
The assessment process at the University was developed with the following principles as guidelines:

1. Goal Alignment. Common elements should be driven by identified University-wide goals for learning.	Middle States Commission on Higher Education
2.	Longitudinal Design. Evaluation tools must be comprehensive and occur at various intervals in the learning process. Rather than relying only on an end-of-program snapshot of abilities, the assessment system should involve exercises that occur at multiple points in the curriculum.
*Master’s Freshmen and Seniors reference institutions that offer baccalaureate through graduate degrees.

3.	Third-Party Validation. Student work evaluated as part of the assessment system should be validated by secondary reading/scoring by individuals other than those teaching the class in which the work was generated.

4.	Consequential. All assessments completed by students as part of the assessment system should have meaning to them.

5.	Sampling. The assessment system should rely largely upon examining samples of student performance, rather than requiring all students to be evaluated in all areas.

6.	Multiple Methods. The assessment system should use multiple ways of gathering evidence of student learning.

7.	Feedback and Use. The assessment system should generate information that is immediately actionable and usable at multiple levels.

8.	Technology Enhanced. Wherever possible and appropriate, the delivery of assessments and the process of exchanging samples of student work should be done electronically.

9.	Cost Effective. The resulting system should allow the University to better use resources in comparison to the current system. It should also result in greater levels of useful information than current approaches to assessment.
Measure of Academic Proficiency and Progress (MAPP)
As a part of the assessment process and in particular in response to the third principle, the University of Phoenix uses the Measure of Academic Proficiency and Progress (MAPP) assessment developed by the Educational Testing Service (ETS).
The Educational Testing Service is a non-profit organization with a mission to “advance quality and equity in education for all people worldwide.”34 ETS administers the Measure of Academic Proficiency and Progress or MAPP assessment, a test of college-level skills in critical thinking, reading, writing, mathematics, humanities, social sciences, and natural sciences to undergraduate students. The assessment was developed to assist institutions in the assessment of the outcomes of general education programs to improve the quality of instruction and learning. According to their website,35 MAPP results allow the institution to:
•	Gain a unified picture of the effectiveness of the general education program to meet requirements for accreditation and performance funding.

•	Promote curriculum improvement with actionable score reports that can be used to pinpoint strengths and areas of improvement.

•	Take the institution to the next level by providing comparative data on more than 380 institutions and 375,000 students nationwide.

•	Create greater flexibility in the testing program by adding 50 locally authored questions and choosing between the paper-and-pencil or online formats.

The results of the MAPP assessment are shown on the following tables and bar graphs.
•	University of Phoenix seniors score at similar levels (with no significant difference) as students at comparable institutions in the areas of general education.

•	University of Phoenix students, all of whom enter under an open-admissions policy at the undergraduate level, often start out with lower scores in the general education areas, but make gains that are comparable to students at other institutions.
Table 8: MAPP Freshman Institutional Comparison

Skill Set	UOPX		Master’s Universities & Colleges
	09/2008 - 08/2009		n=7,728*
	n=2,679
	Mean	Std. Dev.	Mean	Std. Dev.
Critical Thinking	108.23	5.22	109.60	5.90
Reading	113.89	6.99	116.60	7.00
Writing	111.01	4.96	113.30	5.00
Mathematics	108.30	4.30	112.40	5.80
Humanities	112.59	5.91	113.30	6.20
Social Sciences	111.06	5.76	112.10	6.00
Natural Sciences	111.95	5.81	113.60	5.70

Source: MAPP http://www.ets.org *Weighted total. Table 9: MAPP Seniors Institutional Comparison

Skill Set	UOPX		Master’s Universities & Colleges
	09/2008 - 08/2009		n=42,649*
	n=2,168
	Mean	Std. Dev.	Mean	Std. Dev.
Critical Thinking	110.04	6.16	112.10	6.50
Reading	116.67	7.25	119.50	6.80
Writing	112.94	5.12	115.10	4.80
Mathematics	110.68	5.59	114.00	6.10
Humanities	114.82	6.50	115.70	6.50
Social Sciences	112.80	6.38	114.40	6.40
Natural Sciences	113.71	6.26	115.90	5.80

Source: MAPP http://www.ets.org
*Weighted total.

*Master’s Freshmen and Seniors reference institutions that offer baccalaureate through graduate degrees.

Completion Rates
As noted earlier in this report, emphasis on completion rates as the main or only indicator of student success is misguided. In the report, A Profile of Successful Pell Grant Recipients: Time to Bachelor’s Degree and Early Graduate School Enrollment, the authors indicate that the median time-to-degree completion for those students (both Pell recipients and non-recipients) who graduated in 1999-2000, but who had stopped out at one point during their undergraduate education, was 92 months or close to eight years.36 At the University of Phoenix, 53 percent of the students qualified for Pell Grants in 2008-09. In addition, those students (Pell Grant recipients and non-recipients) who had characteristics such as transferring, stopping out, having parents who did not graduate from college, and other undergraduate risk factors, were frequently associated with a longer time-to-degree.
To ignore these students who do persist and complete their educations is a disservice. The Institute of Higher Education Policy indicates that, in general, college graduates have higher levels of savings, increased personal and professional mobility, improved quality of life for themselves and their children, and better consumer decision-making skills.37 The Institute does not qualify these graduates as only those who have completed their educations within four, six, or any other set number of years.
IPEDS completion rates for the University of Phoenix showing associate, baccalaureate, and graduate students, as well as IPEDS public institution completion rates are below. Table 10 includes additional columns (>3 years for associate and graduate students, and >6 years for baccalaureate students). These columns have been added in anticipation of possible changes in the IPEDS reporting system for the coming year that may include collection and reporting of these figures for all participating institutions.
Table 10: UOPX Completion Rates

Program Level	3 years	>3 years	6 years	>6 years

Associate 2004 cohort	26%	31%
Bachelor 2001 cohort			36%	39%
Graduate 2004 cohort	55%	63%

Source: UOPX Institutional Research
Table 11: Public Institution Graduation Rates (IPEDS)

Program Level	3 years	6 years

Associate 2003 cohort	22%
Bachelor 2000 cohort		55%
Graduate 2003 cohort	n/a

Source: IPEDS

AFFORDABILITY AND RETURN ON INVESTMENT

The University’s contemporary scheduling model plays a significant role in the affordability equation for the student. That students can enroll sequentially and on a continuous basis rather than on a historical relic and irrelevant agrarian calendar, obtaining the courses they need almost any week of the year rather than in standard semester terms is no small factor in the appeal, the success, and the affordability for most University of Phoenix students. In addition, because classes are held asynchronously online or in the evening, students can, if they wish, continue to work full-time while continuing their learning and completing a degree.

Average Salary Increases While Enrolled

Students at the University of Phoenix pay tuition and fees that the University works to keep in the mid-range nationally for private universities. Textbooks and materials are dramatically lower than average due to the technological innovations and scale, which has enabled the University to pass significant savings on to the students.
Internal research has shown that University of Phoenix students’ average annual salaries for the time they are enrolled in their program of study increase at higher rates than the national average salary increase for the same time period.

Many University of Phoenix students are employed full-time while enrolled. Internal research has shown that University of Phoenix students’ average annual salaries for the time they are enrolled in their program of study increase at higher rates than the national average salary increase for the same time period.
Table 12: UOPX Average Student Salary Increases

Cohort	UOPX Average	National Average
	Annual Salary Increase	Annual Salary Increase
	during program	same period[38]

Bachelor 2007 Graduates	9.4%	3.8%

n=13,595
Master 2007 Graduates	10.5%	3.8%

n=16,841
Bachelor 2008 Graduates	8.5%	3.8%

n=9,415
Master 2008 Graduates	9.7%	3.8%

n=8,221

Source: UOPX Institutional Research Entering Student Income
Source: University of Phoenix Registration Survey Completing Student Income
Source: University of Phoenix End-of-Program Survey
All Post-Pre differences are statistically significant (P < .001)
Source: National Data taken from Bureau of Labor and http://www.culpepper.com/PayPractices/BSI/Historical.asp

Other Costs Associated with Higher Education
It is also important to examine the cost of higher education to the taxpayer when a student attends a public university, a private non-profit institution, and a for-profit institution. The focus for most taxpayers is on public institutions because they are taxpayer supported and represent a hefty portion of each state’s annual budget. What may not be quite as obvious, however, is that taxpayers also contribute heavily to non-profit, private institutions, even those with generous endowment programs. For-profit institutions such as the University of Phoenix, however, actually return money to the public for each student educated. The following table (and the operational definitions that follow) compares the net cost to taxpayers per student at public institutions, not-for-profit, for-profits in general, and the University of Phoenix specifically. As the table shows, the University of Phoenix actually pays back approximately $140 per student, when the calculations for the difference in factors between tax-exempt status, tuition subsidies, and various other foregone taxes are considered.
Cost to Taxpayers
Table 13: Net Cost to Taxpayers per Student

Net Cost To Taxpayers Per Student
	Public	Not-For-Profit	For-Profit	UOPX
Taxpayer Costs
Direct Government Support[2]	$11,992.06	$5,641.11	$712.49	$0.00
Student Loans-Interest Rate Subsidy[4]	$38.16	$93.78	$152.51	$123.66
Expected Future Loss Due to Loan Default[5]	$64.14	$80.15	$527.44	$599.67
Taxes Forgone on Investment Income of Endowments[6]	$550.25	$7,079.64	$0.00	$0.00
Taxes Forgone on Additions to Endowments[7]	$39.73	$92.45	$0.00	$0.00
Taxes Forgone on Gifts, Grants, & Contracts[8]	$325.36	$2,406.55	$0.00	$0.00
Taxes Forgone on Corporate Profits[9]	$2,387.78	$5,534.64	$0.00	$0.00
Sales & Other Taxes Forgone[10]	$131.20	$304.10	$0.00	$0.00
Total Costs	$15,528.66	$21,232.41	$1,392.44	$723.34
Taxpayer Credits
Tax on Corporate Profit[11]	$0.00	$0.00	$1,146.91	$818.06
Sales & Other Taxes[12]	$0.00	$0.00	$63.02	$46.09
Total Credits	$0.00	$0.00	$1,209.93	$864.15
Net Cost to Taxpayers	$15,528.66	$21,232.41	$182.51	-$140.82
Research Expense[13]	$2,279.27	$4,563.00	$0.00	$0.00
Net Cost to Taxpayer With Research Expense Removed	$13,249.39	$16,669.42	$182.51	-$140.82

OPERATIONAL DEFINITIONS AND PROCEDURES FOR NET COST TO TAXPAYERS PER STUDENT
September 2009
General Note: Unless otherwise noted, the data tables referred to are:
•	Department of Education (DOE)

•	Data Analysis System (DAS) http://nces.ed.gov/dasol/

•	Table Library

•	IPEDS Compendium Tables

•	2007/Spring Compendium Tables

•	Data for less than 2-year institutions was not analyzed.
1. Number of Students – Full-Time Equivalent
The number of FTE students was drawn from:
•	Table 17. Full-time equivalent enrollment at Title IV institutions, by student level and sector: United States, academic year 2005-06. As of October 20, 2009 Table 17 for the 2006-07 academic year was not available.

•	The number of UOPX students was an estimate from the Apollo Group’s 2007 Annual Report.
2. Direct Government Support
Drawn from Table 21. Revenues of Title IV institutions, by level of institution, accounting standards utilized, and source of funds: United States, fiscal year 2007. Line items include:
•	2-A – Public institutions using GASB standards
•	2-A-1 – Operating revenues – Grants and contracts
•	Federal (excludes FDSL loans)

•	State

•	Local
•	2-A-2 – Non-operating revenues
•	2-A-2-A – Appropriations
•	Federal

•	State

•	Local

•	2-A-2-B – Grants
•	Federal

•	State

•	Local
•	2-B – Private not-for-profit institutions
•	2-B-1 – Government grants and contracts
•	Federal

•	State

•	Local
•	2-B-2 – Government appropriations
•	Federal

•	State

•	Local
•	2-C – Private for-profit institutions – Government appropriations, grants, and contracts
•	Federal

•	State

•	Local
•	2-D – University of Phoenix – Not applicable
3. Auxiliary Enterprises
Drawn from Table 21. Revenues of Title IV institutions, by level of institution, accounting standards utilized, and source of funds: United States, fiscal year 2007. Revenues not coming from government or tuition. Line items include:
•	3-A – Public institutions using GASB standards (Unlike Table 21 for 2005, there were no public institutions using FASB standards)
•	3-A-1 – Operating revenues
•	Sales and services of auxiliary enterprises after deducting discounts and allowances

•	Sales and services of hospitals

•	Independent operations

•	Other operating revenues
•	3-A-2 – Non-operating revenues
•	Other non-operating revenues

•	Other revenues and additions
•	3-B – Private not-for-profit institutions
•	Contributions from affiliated entities

•	Sales and services of educational activities

•	Sales and services of auxiliary enterprises

•	Hospital revenues

•	Independent operations revenues

•	Other revenues
•	3-C – Private for-profit institutions
•	Sales and services of educational activities

•	Sales and services of auxiliary enterprises

•	Other revenues
•	3-D – University of Phoenix – Not applicable
4. Student Loans – Interest Rate Subsidy
Federally guaranteed student loans were available at a rate of 6.8 percent in 2007. Similarly, unsecured loans would have an interest rate in the range of 10 percent. The difference amounts to a federal subsidy for higher education that was estimated to be 3 percent. The size of the subsidy was estimated with a six-step process.
•	4-A – Number of first-year full-time students who received student loans was drawn from Table 35. Number and percentage of full-time, first-time degree/certification-seeking under graduates and financial aid recipients and average amount of financial aid received by full-time, first-time degree/certificate-seeking undergraduates at title IV institutions, by sector of institution and type of aid: United States, academic year 2006-07

•	4-B – Number of first-time, full-year, full-time undergraduates was calculated from data in
Table 4.Enrollment at Title IV institutions, by gender, attendance status, control of institution, and student level: United States, Fall 2007

•	4-C – Percentage of first-time, first-year, full-time students receiving student loans was calculated by dividing the number of first-time/full-time students receiving loans (Step 4-A) by the total number of first-time/full-time students (Step 4-B). The number of UOPX students receiving student loans was estimated directly from the fiscal 2007 Registration Survey data.

•	4-D – It was assumed that the percentage of students receiving loans was fairly constant for all students throughout their college careers. Therefore, the total number of students receiving loans was calculated by multiplying the percentage of first-time/full-time students receiving loans (Step 4-C) by the total number of students (Step 1).

•	4-E – It was assumed that a certain percentage of students would default on these loans as itemized in Section 5 below. The estimated number of students who will default was calculated by multiplying the percentage of defaults (Step 5-A) by the total number of loans (Step 4-D). The default percentage calculations will be explained in Step 5-A below.

•	4-F – Estimated number of students who will repay loans was calculated by subtracting the number of defaults (Step 4-E) from the number of loans (Step 4-D).

•	4-G – The average loan size was gathered from Table 35 by weighting the average loan size by the number of two- and four-year students who received loans for public, not-for profit, and for-profit institutions. The UOPX average loan size was assumed to be the same as those of for-profit schools.

•	4-H – The estimated loan amount outstanding was calculated by multiplying the estimated number of students who will repay their loans (Step 4-F) by the average loan size (Step 4-G). It was assumed that UOPX average loan size would be the same as those for the for-profit institutions.

•	4-I – The total amount of loan money outstanding (Step 4-H) was multiplied by 3 percent to arrive at an estimate of the total federal student loan subsidy.
5. Expected Future Student Loan Losses Due to Default
•	5-A – The percentage of students who default on loans in 2006 was estimated from a table labeled, “Direct Loan and Federal Family Education Loan Programs” found in the http://www.ed.gov/offices/OSFAP/defaultmanagement/instates.html website. (Website can be found by searching with the keywords, “Institutional Default Rate Comparison”). The percentage of UOPX students who default on student loans was calculated from company records collected from Apollo Financial Aid.

•	5-B – The amount of money lost to loan defaults was estimated by multiplying the estimated percentage of students who default (Step 5-A) times the total amount of loans outstanding (Step 4-D) by the average loan amount (Step 4-G) and divided by 1,000 to put the data in thousands of dollars.
6. Taxes Foregone on Endowments – Investment Income
•	6-A – Investment income gathered from Table 21

•	6-B – The capital gains taxes not paid by public and not-for-profit institutions amounts to a federal subsidy for higher education. The amount of tax avoided was calculated by multiplying this amount by the effective income tax rate of 38 percent, which was from the Apollo Group 2007 Annual Report.

Note: The Investment return for four-year not-for-profit institutions was 30.7 percent of total revenue. This was quite a bit higher than 23.4 percent in fiscal year 2006 and 23.1 percent in fiscal year 2004.
7. Taxes Foregone on Additions to Endowments
Contributions to the endowments of public and not-for-profit institutions avoid income taxes
•	7-A – Additions to Endowment was a line item under Public institutions using GASB standards on Table 21. It was noted that 0.4 percent of total revenues was added to the endowments.

•	7-B – The not-for-profit institutions do not have this line item. Therefore the percentages from Step 7-A were applied to the total revenue.

•	7-C – From these figures, the total amount of income tax avoided was estimated using the effective income tax rate of 38 percent, which was from the Apollo Group 2007 Annual Report.
8. Taxes Foregone on Gifts, Grants, and Contracts
Gifts, grants, and contracts received by public and not-for-profit institutions have tax consequences for the donors. The income taxes these institutions avoided was estimated using the effective income tax rate of 38 percent, which was from the Apollo Group 2007 Annual Report. Capital appropriations for public institutions was assumed to be of no cost to the taxpayers because one asset, cash, is being transferred into another asset of equal value such as a building or infrastructures.
9. Taxes Foregone on Corporate Profits
The Apollo Group had a provision for income taxes of 9.1 percent of its total revenue (or approximately 38 percent of pre-tax income). A similar percentage was applied to public and non-for profit schools to estimate the taxes these institutions avoided. Total revenue data was gathered from Table 21.
10. Sales and Other Taxes Foregone
Similarly, it was estimated that Apollo Group paid 0.5 percent of total revenue for sales and use taxes, personal property taxes, and real property taxes. This was an extremely conservative estimate because it was calculated only from supplier invoices that itemized the amount of taxes paid. This calculation was obtained from Apollo Tax Department. This percentage (0.5 percent) was applied to the total revenues of public and not-for-profit schools as an estimate of the additional taxes avoided.
11. Tax on Corporate Profits
Corporate taxes paid by for-profit institutions were estimated from total revenue (Table 21 and Apollo Group 2007 Annual Report) at a rate of 9.1 percent (or approximately 38 percent of pre-tax income).

12. Sales and Other Taxes
Sales and other taxes paid by for-profit institutions were estimated from total revenue (Table 21and Apollo Group 2007 Annual Report) at a rate of 0.5 percent. This calculation was obtained from the Apollo Tax Department.
13. Research Expense
The amount of money spent on research activities was drawn from Table 23. Expenses of Title IV institutions, by level of institution, accounting standards utilized, and type of expense: United States, fiscal year 2007.

Transparency is critical for the health of all institutions of higher education. But there is little point to collecting and reporting data for the sole purpose of reporting. If the data are not put to use for institutional improvements that lead to enhancements in the overall student experience and result in student success, the university cannot fulfill its potential. In this regard, this Academic Annual Report is used not only to provide transparency but also as a tool for self-analysis and continuous improvement.
In areas where comparisons can be made and declines were found, no matter how slight, the University has initiated thoughtful dialogue as to the possible reasons for the changes. Specifically, the University reviewed the possible reasons for the decline in completion rates (1 percentage point for associate, 2 percentage points for baccalaureate, and 5 percentage points for graduates within the traditional time to completion) shown in Table 10. The University is currently exploring possible reasons for the slight decline in completion rates. Specifically, it is examining the demographics of Next Generation Learners and how this unique student population learns. Important factors in this analysis will include age, previous academic experience, transfer credits, and preference for learning modality.
In response to data gathered to this point, the University has determined specific areas to be addressed in an effort to continue our Mission to provide access to higher education opportunities that enable students to develop the knowledge and skills necessary to be successful. These include programs for orientation, a refined approach to the introductory courses, and a just-in-time plan for remediation.
SOLUTIONS
The University of Phoenix recognizes that expanding access is only one part of the equation in meeting the goal of increasing academic attainment successfully. To meet the needs of the Next Generation Learners, many of whom enroll at the University of Phoenix, and in an effort to respond to the call to arms by the Obama administration to meet the needs of the American public, the University has redefined and realigned several foundational elements of the student experience.
The Role of Technology
Next Generation Learners experience life, and thus education, differently from previous generations. They live in a world enhanced by technology and this fact affects their expectations for accessibility and service within the higher education environment. The University of Phoenix has developed cutting edge systems for delivering curriculum and providing academic support to students throughout their programs of study. The availability of all University systems on a 24/7 basis redefines for students the notion of “going to school” in terms that make sense for students who cannot be limited by space or time restrictions. With this in mind, the University has set as its goal the building of a twenty-first century learning platform that will take us to the next level of higher education service and delivery.
Rethinking Strategies for Student Success
Scheduled for implementation within the next year are two programs: the University Orientation and the First-Year Sequence. It is anticipated that these programs will be required for all students entering with fewer than 24 credits. These programs are designed to meet both types of student knowledge that have been identified as requirements for success: heuristic knowledge and theoretical knowledge. The programs cover more than basic academic skills; they include everything from finances to fitness, taking a holistic approach by educating the whole person as opposed to focusing solely on classroom skills. Attention is given to ensure that all students entering the University of Phoenix are familiar with and understand how and when to use the academic assets and learning tools provided to them and how to establish strong relationships with faculty and advisors.
University Orientation

This planned program is a three-week, non-credit-bearing, free orientation course required of all students entering the University with fewer than 24 transfer credits. The orientation will address the heuristic skills necessary to be successful at the University of Phoenix, as well as introduce new students to the format and accelerated environment in which they will be learning. This program will encourage prospective students to make informed decisions for themselves to determine if this is the type of

It is anticipated that the University Orientation will be mandatory for all students who have earned fewer than 24 college credits. Orientation will also be available to any student (regardless of transfer credits) who wishes to enroll.

institution they wish to attend and if they are ready to do so at this time. In this way, students are encouraged to take personal responsibility for their learning. Faculty teaching in the orientation program will be experienced full-time faculty who understand the complexities of orienting a new student specifically to the University of Phoenix.
The stated purposes and goals reflect a program that will meet the students’ needs as well as one that is in concert with three of the four national goals as stated by the Obama administration. (The fourth goal, “having stronger links between education and jobs,” is addressed in the First-Year Sequence.)
•	College Completion —Helping college students persist and graduate

The University Orientation takes the students into the classroom in a nonthreatening environment. It presents an accurate and realistic introduction to the institution, and acquaints students with what is actually required to complete a course successfully. Students see that succeeding in college studies goes far beyond completing an application, being accepted, and getting to class on time. This program provides a student-centric environment wherein students learn about the resources and materials available to them as students at the University of Phoenix.

•	College Access —Making sure everyone who wants one can obtain a college degree

Students are given the opportunity to become proficient at attending the University of Phoenix, which is one of the key elements for success for at-risk students. The overall goal is to initiate a pathway for greater student retention and ultimate success.

•	College Affordability —Keeping college affordable and making sure that students are not saddled with excessive debt

Meeting the goal of increased academic access is important, but achieving this at the cost of high personal and national debt is not an option. In addition, it is critical for potential students to understand that enrolling in higher education is an investment in both time and money. If students are not ready or able to undertake the type of commitment earning a degree represents in personal and family sacrifice, then the investment is lost to the student and to the community.
The Orientation program affords prospective students the opportunity to experience the rigors of the college classroom without financial burden. In this way, the University is allowing those students who are not ready, the opportunity to realize this without incurring unnecessary debt and going through the arduous process of applying for private or federal financial aid. It is anticipated that many of the students who do not successfully complete orientation are the same students who very likely would not complete their first enrolled course.
The First-Year Sequence (FYS)
The second prong of the planned approach to increasing student retention and success for at-risk students is the implementation of a customized sequence of courses. The First-Year Sequence will be the entry path for all students entering University of Phoenix to pursue an associate or bachelor’s degree who have fewer than 24 college units. The course content of the First-Year Sequence is based in liberal arts, interdisciplinary studies, and academic skills and strategies. The First-Year Sequence meets the fourth plank of the Obama education platform, “creating a skilled workforce by having stronger links between education and jobs.”
The First-Year Sequence has been designed in four blocks with the student at the center. The curriculum begins by addressing things that matter to students as individuals such as health and finances. From there, the subject matter progresses to thinking outward to issues affecting community, national trends, and global concerns. To progress to that point and keep the students engaged, however, it must start first with the individual student. Each block builds upon, reinforces, and recycles the academic skills introduced in the previous blocks. The course content is interrelated to reinforce content and skill building mastered in each course.
To accomplish this, the First-Year Sequence has been designed with the concept of laddering material taught over multiple courses. In this way, it is expected that students will learn and retain more information than they would if they were learning everything in one course. To integrate the holistic approach to learning that will encourage development of the heuristic skills required for persistence, the First-Year Sequence will also establish a sense of community among the entry-level students. This will be bolstered primarily by an increase in participation. An increased focus on interaction within discussion groups online and in the classroom will lead to more group spirit and a sense of the individual as part of a larger, successful group.
A NEW PERSPECTIVE ON REMEDIATION: JUST-IN-TIME SKILLS
The traditional method of remediation is to test incoming students and, based on these results, require students to successfully complete an entire remedial course or courses prior to being admitted into a regular course of study. However, studies done by the National Center for Postsecondary Research indicate that the current methods of remediation “allow early persistence, but not necessarily degree completion.”39 From this, it could be inferred that students who successfully complete the remedial courses are able to regurgitate information immediately, but cannot retain or perhaps apply their learning when the time comes for them to take the advanced courses in which the skills are required.
The University of Phoenix made the decision to change its approach to remediation and institute a program of integrative learning on a gradual plane to provide just-in-time skills. Through these programs, the University makes learning opportunities available to students throughout their academic career, not just at the beginning and not all in one sink-or-swim course. In a recent commentary article in The Chronicle of Higher Education,40 the author, Mike Rose, a professor of social research methodology at UCLA, suggests that we rethink, “core assumptions about cognition and language: Writing filled with grammatical errors does not preclude engagement with sophisticated intellectual materials, and errors can be dealt with effectively as one works with such material.” Understanding this is key to changing remedial education to work for all students when they need it and without sacrificing appropriate academic progression.
The University of Phoenix provides remediation for students needing assistance through online tools that are available to students at every level and throughout their entire academic program. Students requiring assistance with language and writing skills can avail themselves of many services offered through the Center for Writing Excellence and mathematics assistance is available through the Center for Mathematics Excellence. The Centers can be accessed by any student or faculty member twenty-four hours a day, seven days a week, wherever Internet access is available. In addition, tutors and faculty are available at Resource Centers and campuses located around the country. The Alumni Association has recently implemented an Alumni Mentor program to assist students.
Center for Writing Excellence
The Center for Writing Excellence (CWE) provides resources to help enhance and strengthen written communication skills. The resources are divided into six main sections that include the WritePointsm system, Tutor Review, the Spanish Writing Lab, Dissertation Services, Tutorials and Guides, and the Turnitin Plagiarism Checker.
WritePointsm is an online automated system that provides students with immediate feedback on grammar, punctuation, word usage, and some style points. In seconds, the system flags grammatical issues and inserts instructional feedback into the text of the paper. Students are directed to resources to assist them in understanding errors and how to correct them, making this a learning experience on all levels.
In an average month, more than 600,000 papers are submitted to WritePointsm for review. In most cases, WritePointsm is able to return the paper to the student within one minute.
In addition to WritePointsm, the University of Phoenix offers an online Tutor Review service, which gives students the opportunity to have their papers reviewed by faculty. Students receive detailed feedback on format, grammar, organization, punctuation, and usage but not on the academic content. Content feedback is the responsibility of course instructors. Tutors provide feedback within 48 hours and typically review approximately 6,000 or more papers per month. The Tutor Review by faculty also provides a Spanish Writing Lab for the campuses in which Spanish is the native language.
For those students who need assistance understanding what plagiarism is, the University offers a tutorial and access to a plagiarism checker, powered by Turnitin.com. Plagiarism Checker promotes originality in student work and improves student writing and research skills. Plagiarism Checker reviews almost 400,000 papers for both students and faculty each month with an average turnaround time of less than 15 minutes.
Center for Mathematics Excellence
Another manifestation of the just-in-time skills philosophy is the Center for Mathematics Excellence (CME). The CME was instituted to address the needs of all students, especially those who may not have the requisite math skills, those who have not practiced math for some time, and those who suffer from math anxiety. The CME specifically addresses these issues, dispels math anxiety myths, and suggests study and coping skills for students who dread the thought of math classes and numbers-related courses.
The CME includes Running Start, a program that is especially helpful for students in entry-level math courses. Running Start allows students to take self-assessments that result in personalized lists of topics to study. In addition, students using Running Start find that mathematic concepts are presented in multiple representations for easier comprehension. The enhanced content also includes math refresher content that many students, including those about to enter statistics courses, find extremely helpful.
Online tutoring services are also available whenever a student is enrolled in a math course. Upon entry to the tutoring site, students may either choose to work with a tutor individually or they can watch tutors work with other students in real time. Students submit questions which go into a queue and are then answered online by the tutor in the order received.
In an average month, the CME conducts almost 4,000 live tutoring sessions and approximately 10,000 students access the site for assistance.
By making remediation available online, students are able to access the services when they need them and how they need them. In addition, the stigma that sometimes accompanies remedial work is removed as the work is done in private, rather than in a formal classroom environment. Both Centers of Excellence were designed to provide as much individual assistance as possible. In both cases, the goal is to give students the tools and resources to be successful rather than simply pointing out errors.
Students use the tools appropriate for them at the time they need them. In this manner, all knowledge does not have to be gained at one time; students can progress with their educations and put the skills they learn into practice sooner rather than later when another refresher might be required. Remedial skill building is exactly that: a building process that works over a length of time.

ENDNOTES
1.	U.S. Census as cited in http://www.highereducation.org/reports/pa_decline/decline-impact-edlevels.shtml.

2.	National Center for Education Statistics. Special analysis 2002: Non-Traditional Undergraduates http://nces.ed.gov/programs/coe/2002/analyses/nontraditional/index.asp.

3.	President Barack Obama (Speaker) (2009, February 24). Speech to joint session of Congress, February 24, 2009. Retrieved from: http://dyn.politico.com/printstory.cfm?uuid=AB2B498F-18FE-70B2-A8A7003485FD46B4.

4.	National Center for Education Statistics, Table C-Percentage of 1999-2000 undergraduates with various risk factors, and the average number of risk factors. Retrieved from http://nces.ed.gov/das/epubs/showtable.asp?pubnumber=19&tablenumber=C&dir=2002168. Click on Definitions for full description of each risk category.

5.	Padilla, R. V., Trevino, J., Gonzalez, K., & Trevino, J. (1997). Developing local models of minority student success in college. Journal of College Student Development, 38(2), 125. Retrieved from ProQuest Psychology Journals database.

6.	Ibid.

7.	The Joint Center for Housing Studies of Harvard University. (2005). Demographic trends. Retrieved from http://www.jchs.harvard.edu/publications/markets/son2005/son2005_demographic_trends.pdf.

8.	http://www.all4ed.org/.

9.	Alliance for Excellent Education. (2008). Fact sheet. Retrieved from http://www.all4ed.org/files/IntlComp___FactSheet.pdf.

10.	Van Der Werf, M.& Sabatier, G. The college of 2020: Students. The Chronicle of Higher Education, Retrieved from Chronicle Research Services.

11.	Ibid, page 6

12.	Calcagno, Juan Carlos, Long, Bridget Terry. National Bureau of Economic Research. (2008). The impact of postsecondary remediation using a regression discontinuity approach: Addressing endogenous sorting and noncompliance. Retrieved from http://www.nber.org/papers/w14194.pdf?new_window=1.http://www.collegeportraits.org/.

13.	Spellings Report. A test of leadership: Charting the future of U.S. higher education. Retrieved from http://www.ed.gov/about/bdscomm/list/hiedfuture/reports.html.

14.	http://www.collegeportraits.org/.

15.	http://eassessment.project.mnscu.edu.

16.	National Center for Education Statistics. http://nces.ed.gov/IPEDS/

17.	Student persistence in college: More than counting caps and gowns. Retrieved from http://www.aft.org/pubs-reports/higher_ed/student_persistence.pdf.

18.	Russell, A. Update on graduation rate and reporting: Issues and opportunities. American Association of State Colleges and Universities. Retrieved from
http://www.congressweb.com/aascu/docfiles/PMGraduationRateReporting6-2009.pdf.

19.	Rowley, L.L., & Hurtado, S. (2002). The non-monetary benefits of an undergraduate education. University of Michigan: Center for the Study of Higher and Postsecondary Education as cited in The Value of a College Degree. Eric Digest. Retrieved from http://www.ericdigests.org/2003-3/value.htm.

20.	Bureau of Labor Statistics, More education: Higher earnings, lower unemployment. Retrieved from http://www. bls.gov/opub/ooq/1999/fall/oochart.pdf.

21.	U.S. Census Bureau, The big payoff: Educational Attainment and Synthetic Estimates of Work-Life Earnings, July 2002. Retrieved from http://www.census.gov/prod/2002pubs/p23-210.pdf

22.	Rady, H., Hout, M., & Stiles, J. Return on investment: Education choices and demographic change in California’s future. UC Berkeley. As cited in “Return on Investment” Fast Facts. The Campaign for College Opportunity. Retrieved from http://www.collegecampaign.org/assets/docs/stds/ROI-Fast-Facts-FINAL.pdf.

23.	http://www.collegecampaign.org/.

24.	University of Phoenix demographic figures shown in these charts are for 2009. National demographics shown are the latest figures produced by the National Center for Education Statistics and are from 2007.

25.	Diverse Issues in Higher Education, (July 13, 2006). 23(11). No longer available online.

26.	University of Phoenix demographic figures shown in these charts are for 2009. National demographics shown are the latest figures produced by the National Center for Education Statistics and are from 2007.

27.	Pantages, T. & Creedon, C. (2005) Studies of college attrition: 1950-1975. Review of Educational Research, 48, 49 – 101. As cited by DeShields, O., Kara, A., & Kaynak, E., in Determinants of business student satisfaction and retention in higher education: Applying Herzberg’s two-factor theory.

28.	National Center for Education Statistics. Retrieved from http://nsse.iub.edu/.

29.	The University of Phoenix compares satisfaction rates on those questions that related to the University of Phoenix Learning Goals: Professional competence and values; Critical thinking and problem solving; Communication; Information utilization; Collaboration. Questions concerning the football teams, the resident dormitories, and other services or activities that do not apply to UOPX students, are not compared.

30.	Library of Congress Fascinating Facts. Retrieved from http://www.loc.gov/about/facts.html.

31.	Web statistics and information overload. Retrieved from http://www.spasd.k12.wi.us/html/PM/Classroom_Webs/Computer%20Classes/Email_Internet/Internet%20Search%20Unit/InfoPage6A.pdf.

32.	https://www.projectsails.org/

33.	http://www.aacrl.org/annual/presentations/rumble_cecil_ashmore.pdf.

34.	http://www.ets.org

35.	http://www.ets.org/portal/site/ets/

36.	U.S. Department of Education. (2009). A profile of successful Pell grant recipients: Time to bachelor’s degree and early graduate school enrollment. NCES. 156. Retrieved from http://nces.ed.gov/pubSearch/pubsinfo.asp?pubid=2009156.

37.	Porter, K. The value of a college degree. ERIC Digest. Retrieved from http://www.ericdigests.org/2003-3/value. htm.

38.	http://www.culpepper.com/PayPractices/BSI/Historical.asp.

39.	Calcagno, J. C., & Long, B. (2008). The impact of postsecondary remediation using a regression discontinuity approach: Addressing endogenous sorting and noncompliance. National Center for Postsecondary Research. Retrieved from http://www.nber.org/papers/w14194.

40.	Rose, M. (2009). Colleges need to re-mediate remediation. The Chronicle of Higher Education. Retrieved from http://chronicle.com/article/colleges-need-to-re-mediate/47527/print.